Exhibit 5.1

[Letterhead of Simpson Thacher & Bartlett LLP]

January 12, 2007

National Mentor Holdings, Inc.

313 Congress Street, 6th Floor

Boston MA 02210

Ladies and Gentlemen:

We have acted as counsel to Rockland Child Development Services, Inc., a New York corporation (the “Company”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by National Mentor Holdings, Inc. (the “Issuer”), the Company and certain other subsidiaries of the Issuer listed therein (the “Existing Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Issuer of $180,000,000 aggregate principal amount of its 11-1/4% Senior Subordinated Notes due 2014 (the “Exchange Securities”) and the issuance by the Company of a guarantee (the “Guarantee”) with respect to the Exchange Securities. The Exchange Securities and the Guarantee will be issued under an indenture dated as of June 29, 2006 (the “Indenture”) among the Issuer, the Existing Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a Supplemental Indenture, dated as of January 11, 2007 (the “Supplemental Indenture”), among the Issuer, the Company and the Trustee. The Exchange Securities will be offered by the Issuer in exchange for $180,000,000 aggregate principal amount of its outstanding 11-1/4% Senior Subordinated Notes due 2014.

We have examined the Registration Statement, the Indenture and the Supplemental Indenture, which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company, the Issuer and the Existing Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the Guarantee has been duly issued, the Guarantee will constitute a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP